Subsidiaries of Tradeweb Markets Inc.

	Subsidiary	Jurisdiction of Incorporation / Formation
1.	Tradeweb Markets LLC	Delaware
2.	BNX LLC	Delaware
3.	BondDesk Group LLC	Delaware
4.	Dealerweb Inc.	New York
5.	DW SEF LLC	Delaware
6.	Execution Access, LLC	Delaware
7.	Kleos Managed Services Holdings, LLC	Delaware
8.	Kleos Managed Services, L.P.	Delaware
9	Munigroup.com, LLC	Delaware
10.	Refinitiv US Tradeweb LLC	Delaware
11.	Tech Hackers LLC	Delaware
12.	TIPS LLC	Wyoming
13.	Tradeweb Commercial Information Consulting (Shanghai) Co., Ltd.	People’s Republic of China
14.	Tradeweb Direct LLC	Delaware
15.	Tradeweb EU B.V.	Netherlands
16.	Tradeweb Europe Limited	England and Wales
17.	Tradeweb Execution Services Limited	England and Wales
18.	Tradeweb Execution Services B.V.	Netherlands
19.	Tradeweb Global Holding LLC	Delaware
20.	Tradeweb Global LLC	Delaware
21.	Tradeweb IDB Markets, Inc.	Delaware
22.	Tradeweb Japan K.K.	Japan
23.	Tradeweb LLC	Delaware
24.	Tradeweb Markets International LLC	Delaware
25.	TW SEF LLC	Delaware
26.	TWC Limited	Cayman Islands
27.	TWEL Holding LLC	Delaware